EXHIBIT 23.5

Consent of Drewry Shipping Consultants, Ltd.

We consent to the reference to our firm under the captions "Table of Contents," "The International Dry Cargo Industry" and "Experts" and to the use of our report dated April 6, 2005 in the Registration Statement (Form S-1 No. 333-123157) and related Prospectus of TBS International Limited dated April 19th, 2005.

/s/ Nigel Gardiner

Nigel Gardiner Managing Director Drewry Shipping Consultants, Ltd.

London, England
April 19th, 2005